Exhibit 5.1

December 5, 2012

Zions Bancorporation,

    One South Main, 15th Floor,

        Salt Lake City, Utah 84111.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 5,789,909 warrants (the “Warrants”) to purchase shares of common stock, without par value (the “Common Stock”) of Zions Bancorporation, a Utah corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, assuming the Warrants have been duly authorized, executed, issued and delivered by the Company and duly authenticated in accordance with the Warrant Agreement relating to the Warrants, the Warrants constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Zions Bancorporation	-2-

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Warrants” in the Prospectus that is a part thereof and under the heading “Validity of the Warrants” in the Prospectus Supplement related to the Warrants. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP